Exhibit 99.10

Consent of Cantor Fitzgerald & Co.

The Board of Directors

Supernus Pharmaceuticals, Inc.

9715 Key West Avenue

Rockville, MD 20850

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated July 29, 2026 to the Board of Directors (in its capacity as such) of Supernus Pharmaceuticals, Inc. (“Supernus”) included as Annex G, and to the references thereto under the captions “The Merger—Background of the Merger,” “The Merger—Supernus Board’s Recommendation and Reasons for the Merger” and “The Merger—Opinion of Supernus’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger transaction involving Supernus and Indivior Pharmaceuticals, Inc., which joint proxy statement/prospectus forms a part of this amended Registration Statement on Form S-4 of Indivior. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Co-Chief Executive Officer & Global Head of Investment Banking

New York, New York

September 9, 2026